SECOND CERTIFICATE OF AMENDMENT
TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
TEMPUR SEALY INTERNATIONAL, INC.

TEMPUR SEALY INTERNATIONAL, INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.    This Second Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on December 22, 2003, as amended by the Certificate of Amendment filed with the Delaware Secretary of State on May 22, 2013 (together, the “Certificate of Incorporation”).

2.    The first paragraph of ‘ARTICLE IV Capital Stock’ of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

"The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 510,000,000 shares, consisting solely of:
•    500,000,000 shares of common stock, par value $0.01 per share ("Common Stock"); and

•    10,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock")."

3.    This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.    All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has executed this Second Certificate of Amendment on behalf of the Corporation as of May 7, 2021.

By_/s/ Bhaskar Rao__________________
Bhaskar Rao
Executive Vice President and Chief Financial Officer